EXHIBIT 3.01
THE COMPANIES ACT, CAP. 50

PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION
of
FLEXTRONICS INTERNATIONAL LTD.
(formerly known as FLEX HOLDINGS PTE LIMITED)

Incorporated on the 31st day of May, 1990

ALLEN & GLEDHILL,
ADVOCATES & SOLICITORS,
SINGAPORE

THE COMPANIES ACT, CAP. 50

PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION
of
FLEXTRONICS INTERNATIONAL LTD.

1.	The name of the Company is “FLEXTRONICS INTERNATIONAL LTD.”

2.	The Registered Office of the Company will be situated in the Republic of Singapore.

3.	The objects for which the Company is established are:
(1)	To carry on the business of investment holding, and in particular to invest the moneys of the Company in or otherwise to acquire and hold shares, stocks, debentures, debenture stock, scrip, loans, bonds, obligations, notes, securities and investments issued or guaranteed by any company or trust constituted or carrying on business in any part of the world, and in the funds or loans or other securities and investments of or issued or guaranteed by any government, state, or dominion, public body or authority, supreme, municipal local or otherwise, in the Republic of Singapore or elsewhere.

(2)	To acquire any such shares, stocks, debentures, debenture stock, scrip, loans, bonds, obligations, notes, securities and investments by original subscription, contract, tender, purchase, exchange or otherwise, and whether or not fully paid up, and to make payments thereon as called up or in advance of calls or otherwise, and to subscribe for the same, either conditionally or otherwise, and to exercise and enforce all rights and powers conferred by or incident to the ownership thereof.

(3)	To exercise and enforce all rights and powers conferred by or incident to the ownership of any such shares, stocks, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some proportion of the issued or nominal amount thereof.

(4)	To vary or transpose by sale, exchange or otherwise from time to time as may be considered expedient any of the Company’s investments for the time being.

(5)	To provide on such terms as may be thought fit those services for the companies in which the Company is invested which are suitable and convenient to be provided by a holding company and in particular, and without prejudice to the generality of the foregoing, to provide managerial, executive, supervisory, financial and accounting, investment and administrative services and office accommodation and equipment facilities to any such company.

(6)	To pay, satisfy or compromise any claims against the Company or its subsidiaries in respect of any contracts entered into by the Company or its subsidiaries which it may deem expedient to satisfy or compromise notwithstanding that the same may not be enforceable.

(7)	To invest, and deal with the monies of the Company upon such securities investments or properties and in such manner as may from time to time be determined.

(8)	To carry on any other business which may seem to the Company capable of being conveniently carried on in connection with its business or calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property or rights.

(9)	To acquire and undertake the whole or any part of the business, property, and liabilities of any person or company carrying on any business which the Company is authorised to carry on, or possessed of property suitable for the purposes of the Company.

(10)	To apply for, purchase, or otherwise acquire any patents, patent rights, copyrights, trade marks, formulae, licences, concessions, and the like, conferring any exclusive or non-exclusive or limited right to use, or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company, or the acquisition of which may seem calculated directly or indirectly to benefit the Company; and to use, exercise, develop, or grant licences in respect of, or otherwise turn to account, the property, rights, or information so acquired.

(11)	To amalgamate or enter into partnership or into any arrangement for sharing of profits, union of interest, co-operation, joint adventure, reciprocal concession, or otherwise, with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in, or any business or transaction capable of being conducted so as directly or indirectly to benefit the Company.

(12)	To take, or otherwise acquire, and hold shares, debentures, or other securities of any other company.

(13)	To enter into any arrangements with any government or authority, supreme, municipal, local, or otherwise, that may seem conducive to the Company’s objects, or any of them; and to obtain from any such government or authority any rights, privileges, and concessions which the Company may think it desirable to obtain; and to carry out, exercise, and comply with any such arrangements, rights, privileges, and concessions.

(14)	To establish and support or aid in the establishment and support of associations, institutions, funds, trusts, and conveniences calculated to benefit employees or directors or past employees or directors of the Company or its predecessors in business, or the dependants or connections of any such persons; and to grant pensions and allowances, and to make payments towards insurance; and to subscribe or guarantee money for charitable or benevolent objects, or for any exhibition, or for any public, general, or useful object.

(15)	To promote any other company or companies for the purpose of acquiring or taking over all or any of the property, rights, and liabilities of the Company, or for any other purpose which may seem directly or indirectly calculated to benefit the Company.

(16)	To purchase, take on lease or in exchange, hire, or otherwise acquire any movable or immovable property and any rights or privileges which the Company may think necessary or convenient for the purposes of its business, and in particular any land, buildings, easements, machinery, plant, and stock-in-trade.

(17)	To construct, improve, maintain, develop, work, manage, carry out, or control any buildings, works, factories, mills, roads, ways, tramways, railways, branches or sidings, bridges, reservoirs, water-courses, wharves, warehouses, electric works, shops, stores, and other works, and conveniences which may seem calculated directly or indirectly to advance the Company’s interests; and to contribute to, subsidize, or otherwise assist or take part in the construction, improvement, maintenance, development, working, management, carrying out, or control thereof.

(18)	To guarantee and give guarantees or indemnities for the payment of money or the performance of contracts or obligations by any person or company.

(19)	To lend and advance money or give credit to any person or company and on such terms as may be considered expedient, and either with or without security; to secure or undertake in any way the repayment of moneys lent or advanced to or the liabilities incurred by any person or company, and otherwise to assist any person or company.

(20)	To borrow or raise or secure the payment of money in such manner as the Company may think fit and to secure the same or the repayment or performance of any debt, liability, contract, guarantee or other engagement incurred or to be entered into by the Company in any way and in particular by the issue of debentures perpetual or otherwise, charged upon all or any of the Company’s property (both present and future), including its uncalled capital; and to purchase, redeem, or pay off any such securities.

(21)	To invest and deal with the money of the Company not immediately required in such manner as may from time to time be thought fit.

(22)	To remunerate any person or company for services rendered, or to be rendered, in placing or assisting to place or guaranteeing the placing of any of the shares in the Company’s capital or any debentures, or other securities of the Company, or in or about the organization, formation, or promotion of the Company or the conduct of its business.

(23)	To draw, make, accept, endorse, discount, execute, and issue promissory notes, bills of exchange, bills of lading, and other negotiable or transferable instruments.

(24)	To sell or dispose of the undertaking of the Company or any part thereof for such consideration as the Company may think fit, and in particular for shares, debentures, or securities of any other company having objects altogether or in part similar to those of the Company.

(25)	To adopt such means of making known and advertising the business and products of the Company as may seem expedient.

(26)	To apply for, secure, acquire by grant, legislative enactment, assignment, transfer, purchase, or otherwise, and to exercise, carry out, and enjoy any charter, licence, power, authority, franchise, concession, right, or privilege, which any Government or authority or any corporation or other public body may be empowered to grant; and to pay for, aid in, and contribute towards carrying the same into effect; and to appropriate any of the Company’s shares, debentures, or other securities and assets to defray the necessary costs, charges, and expenses thereof.

(27)	To apply for, promote, and obtain any statute, order, regulation, or other authorization or enactment which may seem calculated directly or indirectly to benefit the Company; and to oppose any bills, proceedings, or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

(28)	To procure the Company to be registered or recognized in any country or place outside the Republic of Singapore.

(29)	To sell, improve, manage, develop, exchange, lease, dispose of, turn to account, or otherwise deal with all or any part of the property and rights of the Company.

(30)	To issue and allot fully or partly paid shares in the capital of the Company in payment or part payment of any movable or immovable property purchased or otherwise acquired by the Company or any services rendered to the Company.

(31)	To distribute any of the property of the Company among the members in kind or otherwise but so that no distribution amounting to a reduction of capital shall be made without the sanction required by law.

(32)	To take or hold mortgages, liens, and charges to secure payment of the purchase price, or any unpaid balance of the purchase price, of any part of the Company’s property of whatsoever kind sold by the Company, or any money due to the Company from purchasers and others.

(33)	To undertake and transact all kinds of agency or secretarial business and also to undertake and execute any trusts, the undertaking whereof may seem desirable, and either gratuitously or otherwise.

(34)	To transact any lawful business in aid of the Republic of Singapore in the prosecution of any war or hostilities in which the Republic of Singapore is engaged.

(35)	To carry out all or any of the objects of the Company and do all or any of the above things in any part of the world and either as principal, agent, contractor, or trustee, or otherwise, and by or through trustees or agents or otherwise, and either alone or in conjunction with others.

(36)	To do all such other things as are incidental or conducive to the attainment of the objects and the exercise of the powers of the Company.
        PROVIDED ALWAYS that nothing herein contained shall be deemed to empower the Company to carry on the business of banking or insurance.
        AND IT IS HEREBY DECLARED that the word “company” in this Memorandum when not referring to this Company shall be deemed to include any corporation partnership association club or other body of persons whether incorporated or not and wherever incorporated or domiciled and whether now existing or hereafter to be formed AND further that unless the context or subject matter is inconsistent therewith words signifying the singular number shall be deemed and taken to include the plural and vice versa AND further that the objects specified in each of the paragraphs in this Memorandum shall be regarded as independent objects, and accordingly, shall be in no wise limited or restricted (except when otherwise expressed in such paragraph), by reference to the objects indicated in any other paragraph or the name of the Company, but may be carried out in as full and ample a manner and construed in as wide a sense as if each of the said paragraphs defined the objects of a separate, distinct and independent company.
4.	The liability of the members is limited.

5.	* The original capital of the Company is $25,750/- divided into 1,500,000 ordinary shares of S$0.01 each, 1,000,000 “A” Convertible Preference Shares of S$0.01 each and 75,000 “B” Convertible Redeemable Preference Shares of S$0.01 each, and the Company shall have power to increase or reduce the capital to consolidate or subdivide the shares into shares of larger or smaller amounts, and to issue all or any part of the original or any additional capital as fully paid or partly paid shares and with any special or preferential rights or privileges or subject to any special terms or conditions, and either with or without any special designation, and also from time to time to alter, modify, commute, abrogate or deal with any such rights, privileges, terms, conditions or designations in accordance with the regulations for the time being of the Company.

*	The concepts of authorised capital and par value were abolished with effect from 30th January, 2006 pursuant to the Companies (Amendment) Act 2005.

     We, the several persons whose names, addresses and descriptions are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association and respectively agree to take the number of shares in the capital of the Company set opposite our respective names:

NAMES, ADDRESSES AND		NUMBER OF SHARES TAKEN BY
DESCRIPT ION OF SUBSCRIBERS		EACH SUBSCRIBER.

Sgd.	LUCIEN WONG YUEN KUAI	ONE ORDINARY SHARE
39 Chancery Lane
#01-13, Villa Chancery,
Singapore 1130

Advocate & Solicitor

TOTAL NUMBER OF SHARES TAKEN		ONE ORDINARY SHARE

	c/f.	ONE ORDINARY SHARE

Dated this 31st day of May 1990.

Witness to the above signature:

	Sgd.	JUNE LOW FUI SIAN
Advocate & Solicitor,
c/o Allen & Gledhill,
Advocates & Solicitors,
36 Robinson Road,
#18-01 City House,
Singapore 0106.

     We, the several persons whose names, addresses and descriptions are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association and respectively agree to take the number of shares in the capital of the Company set opposite our respective names:

NAMES, ADDRESSES AND		NUMBER OF SHARES TAKEN BY
DESCRIPTION OF SUBSCRIBERS		EACH SUBSCRIBER.

	b/f .	ONE ORDINARY SHARE

Sgd.	CHOO WAI HONG
21 Stevens Drive,
	#03-21 Robin Heights,	ONE ORDINARY SHARE
Singapore 1025

Advocate & Solicitor

TOTAL NUMBER OF SHARES TAKEN		TWO ORDINARY SHARES

Dated this 31st day of May 1990.

Witness to the above signature:

	Sgd.	JUNE LOW FUI SIAN
Advocate & Solicitor,
c/o Allen & Gledhill,
Advocates & Solicitors,
36 Robinson Road,
#18-01 City House,
Singapore 0106.